Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET
CHICAGO BRIDGE & IRON COMPANY N.V.
2009 THIRD QUARTER EARNINGS CALL
Speakers:
PHILIP K. ASHERMAN,
President and Chief Executive Officer, CB&I
LASSE PETTERSON,
Chief Operating Officer, CB&I
DAN McCARTHY,
President, Lummus Technology
RON BALLSCHMIEDE,
Chief Financial Officer, CB&I
5:00 p.m., Eastern Standard Time
Tuesday, October 27, 2009

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

OPERATOR:	At this time, I would like to welcome everyone to the CB&I 2009 Third Quarter Earnings Call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press Star, then the Number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key. Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and SEC filings.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements. Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Thank you, Stephanie.

Good afternoon and thank you for joining us today. With me is Lasse Petterson, CB&I’s Chief Operating Officer; Dan McCarthy, President of Lummus Technology; and Ron Ballschmiede, our Chief Financial Officer.

I’ll begin with some brief comments followed by Lasse and Dan who will highlight current backlog, as well as new developments in the respective businesses. Then Ron will summarize the company’s financial results for the quarter before opening the call for your questions. But, first, I’d like to welcome the former employees of H2Gen Innovations to our company as a result of the technology acquisition we announced yesterday. Dan will be discussing that acquisition in further detail, but we’re excited about the additional dimension this technology brings to our portfolio and the talent it adds to our organization.

As Lasse and Dan will discuss in a moment, the diversity of our new awards to date in terms of value, geography, and end markets will provide significant strength and durability to our backlog. This mix of work is also encouraging in terms of a continuing flow of smaller work which underpins the business, coupled with the large steel plate structure orders at GASCO and Gorgon, and new engineering procurement or engineering procurement and construction management, as well as fabrication projects in CB&I Lummus for the European refinery expansions we recently announced and other offshore refining LNG and petrochemical work around the world.

Also ahead of us is the continuation of the much anticipated project for Ecopetrol, as this multi-billion dollar investment in Colombia nears agreement. As you’ll hear from Dan, Lummus Technology continues to be not only a steady earner, but provides a view into energy trends into the future as the world continues to develop oil and gas infrastructure, while seeking viable technology solutions from any number of biofuel, clean fuel, and stranded gas alternatives.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

As Ron will report, this year we sustained margins, reduced debt, constrained cost, and grew our cash balances, despite additional cost provisions to complete the major start-up activities at South Hook by year’s end. But the solid performance from the overall business and major projects, such as Peru LNG, the refinery expansion for Hunt Oil in Alabama, our major LNG work in Chile, plus the ongoing contribution of several hundred other projects in our backlog gives us the confidence that our margin performance is sustainable, and going forward, we’ll have a good balance in the mix of project types, value, and risk profile around the world.

As we stated last quarter, the market seems to have pegged us pretty well, and we don’t feel it necessary to adjust the guidance we provided at the beginning of the year. I can say with confidence that our opportunities of strength and backlog with additional prospects yet to be awarded and the position we have maintained in our global end markets will serve us well going into 2010 and beyond.

Although our mix of work is dominated by international opportunities, we’re encouraged by the recent peak shaving project award in Pennsylvania, a fairly robust steel plate structure business in various U.S. regions, signs of traction for U.S. nuclear projects, and, as a North American opportunity, the continuing development of the ExxonMobil Kearl oil sands program in Canada.

Now I will turn the discussion over to Lasse and Dan, who will provide additional insight into our existing backlog and highlight some of the new awards. Lasse?

LASSE PETTERSON:	Thank you, Phil.

Good afternoon. In the last three months, we have finalized contracts for several major projects, as is evidenced by the number and magnitude of our recent new awards.

In our third quarter, we signed a $550 million order for the LNG and condensate tanks at the Gorgon LNG liquefaction project in Australia and a $100 million order for Phase II of the crude oil storage terminals for the Trans-Panama Pipeline terminal’s expansion. And, of course, earlier in the third quarter, we announced an order in excess of $530 million for six cryogenic storage tanks and the associated facilities for GASCO’s integrated gas development project in Abu Dhabi.

We have also recently announced three fourth quarter awards: a $100 million LNG peak shaving facility in Pennsylvania, a $70 million refinery upgrade project in Serbia and a $60 million refinery expansion project in The Netherlands. Let me take a minute and briefly walk you through our backlog. Slide 4 shows some of the representative projects underway in our CB&I Steel Plate structures business sector. I’ll just touch upon a few of them.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

In the U.S., we had a very good year in the water tanks markets. The individual orders are small, some $5 million and less, but the volume and the number of new orders has been high. So, sales for water tanks through the third quarter of this year are already exceeding sales of the full year of 2008.

In the U.S. nuclear market, our activities are progressing well. In 2008, we announced orders totaling $300 million dollars to provide containment vessels for the first two new nuclear power plants. Major components have now been purchased, and materials have begun arriving at the fabrication facility in Japan.

In Latin America, our new $100 million, dollar, storage tank contract at the Trans-Panama Pipeline terminals expansion is a follow-on to an existing contract with Petro Terminal de Panama. We are designing and erecting numerous storage tanks at two sites, one on the Pacific coast and one on the Atlantic.

In the Middle East, a new GASCO order is off to a very quick start. Less than 90 days after the award, the engineering is well underway, and we have already procured more than a third of the materials and equipment, minimizing the exposure to price increases.

Elsewhere in the Middle East, Shell’s Pearl GTL Project in Qatar is on schedule for completion in the second quarter of 2010. CB&I’s scope of work includes engineering and erection of 38 large tanks at two locations. And, in Australia, we are close to completing the two 120,000 cubic meter full container tanks for the Pluto LNG Project.

Now turning to Slide 5, I will provide highlights on a few of the projects in our CB&I Lummus business sector. This sector includes our global EPC work for upstream and downstream oil and gas projects, complete LNG liquefaction trains and regassification terminals, as well as other energy projects.

CB&I has several refinery expansion projects underway in the U.S., which are progressing on plan. A total of 140 modules for these projects are being built in our Island Park fabrication facility where we are currently operating at 100 percent capacity.

At the Golden Pass LNG Project in Sabine Pass, Texas, we are busy receiving and installing new materials and equipment. The project is scheduled for completion in 2010.

In Latin America, our FEED work on the REFICAR Project is essentially complete, and we are working closely with the client to finalize terms of the full EPC contract. The project has now been approved by both the REFICAR and the Ecopetrol Boards.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

And, in Chile, we celebrated the inauguration of the nearly $1 billion Quintero LNG Project last week. The main process facility was started up in July, as we received the first gas shipment, and the client has since been exporting gas onto the pipeline grid. We have, together with our client, set a new time record achieving first gas export 26 months after signing the contract and starting the EPC work. Construction of the two remaining, two main 150,000 cubic meter storage tanks is on schedule for completion in the second half of next year.

The Peru LNG Liquefaction Project is now 90 percent complete, with testing well underway. Commissioning of the utility area is almost complete, with the introduction of fuel gas to the main turbines scheduled for early November. Commissioning activities for the process units have also begun.

In the U.K., construction is largely complete on Phase II facilities at the South Hook LNG import terminal. Commissioning of the Phase II facilities has well advanced, and cool down of the fourth out of five LNG tanks will take place in November. The fifth and last LNG tank is scheduled to be completed shortly thereafter. The Phase I facilities are operating well and are meeting project specifications and requirements.

At the Isle of Grain Project near London, all major equipment has been set, and the process area modules have been connected. The current Phase III of the project is on schedule.

I will now turn the call over to Dan McCarthy, President of Lummus Technology, to discuss that business sector.

DAN McCARTHY:	Thanks, Lasse and good afternoon to everyone.

I will be addressing general market conditions affecting Lummus Technology today and CB&I over the longer term.

In the last call, we described improved market conditions resulting from higher operating rates and product prices. This stabilization encouraged customers to proceed with projects that have been stalled in the pipeline. As Ron will discuss later, our orders for the third quarter markedly improved over the second quarter. These included an ethylene heater supply contract for Taiwan, a polypropylene license and catalyst supply contract for India, and a butadiene project in China. In addition, there were a variety of catalyst orders and revamp projects in refineries and petrochemical facilities.

Since the fourth quarter began, we have continued to experience an active market. In this short time span, we have signed contracts for an olefins plant in China, a butadiene unit in Saudi Arabia, and a propylene plant in Saudi Arabia. And, as depicted in the slide, many of our projects being developed are in Asia Pacific, the Middle East, India, and Russia. Looking at the industry sectors, we have been surprised to find that the petrochemical side has been more resilient than the refining side.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

Interest in ethylene via steam cracking, as well as methanol conversion continues, and the shift to gas feeds for ethylene production has made on-purpose propylene production technologies, such as olefins conversion technology and the CATOFIN propane dehydrogenation process more relevant. On the refining side, we examined demand for our technologies, both by the increase in crude oil refining capacity and by the need for upgrading refining processing schemes to meet changing market dynamics.

Currently, the refining industry has significant excess crude oil refining capacities. Therefore, we anticipate closures and consolidations of the inefficient refineries in areas of oversupply. Nevertheless, we also expect some selective capacity additions in growth markets or where increasing refining capacity is deemed strategic. The Vietnam resid project shown in the slide is a good example of a capacity addition project.

For the short to medium term, we anticipate a significant number of projects targeting specific upgrades to existing refineries. World oil demand growth is expected to pickup in 2010, and the barrels that fill this market demand will be OPEC heavy oil. In this scenario, we anticipate that demand for additional hydro processing and delayed coking capacity will grow. This capacity will be required to address shrinking demand for heavy high sulfur fuel oils, increasing diesel demand, and increasing supplies of heavy sour crude. We believe we are well positioned to address these opportunities, and yesterday’s announcement of the acquisition of proprietary hydrogen recovery technology from H2Gen will be an important component of our strategy. The ever tightening specifications on sulfur content in all forms of transportation fuels increases this demand for hydrogen refineries. The Mars hydrogen recovery technology will give us a new tool for hydrogen management in refineries, while also complementing a number of our petrochemical technologies that produce hydrogen as a byproduct.

Phil?

PHIL ASHERMAN:	Thank you, Dan.

Ron, why don’t we look at the financials for the quarter?

RON BALLSCHMIEDE:	Great. Thanks, Phil, and good afternoon, everyone.

With that overview of our major markets and project activities, let me take you through our financial performance for another strong quarter.

Revenues for the quarter of just over a billion dollars were down $556 million over the third quarter of 2008. The decline in third quarter revenues was consistent with our expectation and our previously discussed full year revenue guidance of $4.4 to $4.8 billion.

I’ll come back and discuss changes in our revenue by business sector in a moment.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

Third quarter income from operations was $74 million or 7.4 percent of revenues, compared to operating income of $52 million for the third quarter of 2008. That quarter, the third quarter of 2008, included a charge of $86 million on our two U.K. LNG terminal projects, so perhaps a more relevant comparison to our second quarter revenues of $1.2 billion and income from operations of $82 million or 6.8 percent of revenues, both strong quarters. Selling and administrative expenses remain well controlled, down $6.6 million from a comparable period of 2008 to $48 million.

Our income tax rate for the quarter was approximately 40 percent, which is consistent with our full year expected rate, compared to the 37.8 for the first half of 2009. The higher rate reflects the impact of unbenefitted project losses in the U.K., offset by other favorable changes in our expected geographic mix of income in 2009.

The summation of all that results in a third quarter net income of $41 million or 42 cents per diluted share, compared to net income of $9 million or 9 cents a share in third quarter of 2008.

We ended the quarter with a cash balance of $212 million, compared to a cash at the end of the year and at the end of the second quarter of $87 million and $116 million respectively. We had no revolver borrowings at the end of the third quarter, and each of our bank lines remain in place, are flexible and healthy.

Our negative contract capital was a negative $602 million, down 34 from that of the second quarter, and, as we expected, our negative contract capital unwound $150 million year-to-date. Our strong EBITDA of over $95 million in the quarter and just under $300 million for the first three quarters more than funded this cash outflow and our $36 million of year-to-date capital expenditures. It also will easily fund our anticipated total of 2009 capital expenditures of approximately $50 million.

Finally, as we previously disclosed, to take advantage of opportunities in the marketplace and grow our business, we filed a supplement to our shelf registration statement in August. The filing provides us with additional flexibilities to officially raise capital from the sale of securities. As we indicated in our filings, subject to market conditions and other considerations, we anticipate selling up to 5 million shares of stock through the end of 2009. During the third quarter, net proceeds from the sale of stock of 1.45 million shares totaled $24.2 million.

As described earlier, our new awards for the quarter totaled $1.6 billion, our largest new awards quarter since the first half of 2007 when we were awarded our two large South American LNG projects. New steel plate structure awards for the quarter totaled $1.4 billion and included our Gorgon, GASCO, and Petroterminal de Panama projects, which were discussed earlier.

Lummus Technology also had a solid new quarter award of $97 million, reflecting three sequential quarterly increases in new awards since the fourth quarter of 2008.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

As you likely saw in our October press releases, fourth quarter awards are off to a good start with refinery expansion projects in each of The Netherlands and Serbia and a U.S. LNG Peak Shaver Project, those three totaling just short of a quarter-billion dollars, a great start to the fourth quarter. We continue to work on a variety of larger new award opportunities. All remain viable and, as we have anticipated, are primarily scheduled to be awarded in the last quarter and continuing into next year.

In addition and as important, we continue to see a good level of inquiries and new awards opportunities for our smaller projects around the world. Those singles and doubles total over $400 million in new awards in the third quarter.

Our 2009 quarterly backlog and our revenue trends reflect a pause in new awards in the last half of 2008 and the first half of this year. As you can see, this backlog trend has reversed with the strong third quarter awards. Our backlog totaled $4.9 billion at the end of the third quarter, compared to $5.7 billion at the end of the year. With several of our new award opportunities in the last quarter of 2009 and consistent with our previous 2009 revenue and new award guidance, we expect our end-of-the-year backlog to be well in the range of $4.4 to $6.8 billion.

Now let me take you through business sector third quarter results. Steel Plate Structure reported revenue of $383 million, reflecting our solid backlog and performance discussed earlier. The major change in revenue between periods reflects lower revenues in North America, primarily reflecting the slowdown of work in the Canadian oil sands.

Steel plate structure’s third quarter operating income totaled $34.3 million or 8.9 percent of revenues, compared to $54.1 million or 10.8 percent of revenues in 2008. The lower 2009 results reflect lower volume, approximately $2 million of restructuring cost in the third 2009 quarter, higher pre-contract cost stirred by strong bid activity, and the normal variations in the profitability and mix of our projects.

CB&I Lummus revenues totaled $528 million in 2009, down $424 million from $952 million in 2008. There are a couple items driving this net change. Consistent with our expectations, revenue from our large LNG projects declined by just under $400 million between periods, and the U.S. refining work continues to be soft.

Income from operations totaled $18.6 million or 3.5 percent of revenues in the third quarter of 2009, compared to a loss of $30 million in 2008, which included the U.K. LNG Project charges of $86 million. The sector’s 2009 third quarter operating income included the charge of $17.9 million, reflecting additional costs for the South Hook Project.

Other operating income for the sector was $4 million, reflecting a $6 million gain from the sale of a non-core equity investment, offset by about $2 million of severance related costs. Third quarter 2009 income from operations before these charges was $32 million or 6.2 percent of operating income, reflecting solid backlog performance around the world.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

Finally, our Lummus Technology revenues and operating results continue to improve since economic disruption in the fourth quarter of 2008. In addition to increasing new awards, which I spoke to earlier, Lummus Technology continues to enjoy a solid backlog of work to meet our expectations for the full year. The 2009 third quarter revenue and operating income of $83 million and $22 million, respectively, was driven by the improving demand in each of its end markets, which Dan spoke to earlier.

This slide presents our business sector performance over the last several quarters. Importantly, our last four quarters reflect the best four operating income quarters in our company’s history, with trailing operating income of $358 million or 7.1 percent of revenues, a statistic which speaks to the overall strength of our backlog. During that same trailing 12-month period, our EBITDA totaled in excess of $438 million, over 8.2 percent of our revenues.

Phil?

PHIL ASHERMAN:	Thanks, Ron.

Why don’t we open up the call for your questions?

OPERATOR:	At this time, I would like to remind everyone in order to ask a question, please press Star, then the Number 1 on your telephone keypad.

We’ll pause for just a moment to compile the Q and A roster.

Your first question comes from the line of Michael Dudas with Jefferies.

PHIL ASHERMAN:	Hello, Mike.

MICHAEL DUDAS:	Good afternoon, gentlemen.

Very interesting comments from Daniel on the Lummus side; Phil, what’s the strategy or the opportunities that Lummus Technology can provide for FEED or EPC work through CB&I Lummus? Is that something that’s just a side benefit from the business, or is that something we may see a little bit more of over the next couple years?

PHIL ASHERMAN:	Well, I clearly see it’s going to be an opportunity for us as far as leveraging our knowledge, our technology involvement, and our client relationships into more capital project opportunities. Obviously, as you know, it’s a great business standing on its own, but, clearly, we’ve already seen benefits in intersections of capital project opportunities, as well as EPC opportunities that have encouraged our look at technologies we can provide too. So it’s worked both ways. So I clearly see the opportunity for additional synergies to be improving over the next years.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

MICHAEL DUDAS:	Phil or Lasse, have your procurement officers noticed an uptick in lead times, steel pricing, ability to get projects at cost that are maybe attractive as some of the clients were thinking over the past three or four months?

PHIL ASHERMAN:	I can’t really say that. We have seen, certainly, a downward trend in pricing on most of the major commodities, construction materials, bulk materials beginning, I guess, the end of last year, last quarter of last year. We’ve seen that also start to stabilize and, in some cases, some increases but marginal, which I believe has contributed to the encouragement of buy decisions on some of these major capital projects.

MICHAEL DUDAS:	And my final question, Phil, is, as Peru LNG winds down, the prospects for another liquefaction opportunity for CB&I to put forth over the next 18 months?

PHIL ASHERMAN:	Well, you know, the market has long development cycles, as you know, Mike, and we are looking at opportunities that are still out in front of there. I think we certainly anticipate that the conclusion of this job will give us a great track record for sole-source EPC, a major liquefaction job. We’ve still got a lot of work to do on that one, though. We still have to start that up, so our primary focus and concentration is making that into as successful job as we possibly can.

MICHAEL DUDAS:	A good presentation, gentlemen. Thank you.

PHIL ASHERMAN:	Thank you, Mike.

OPERATOR:	Your next question comes from the line of Jamie Cook with Credit Suisse.

PHIL ASHERMAN:	Hello, Jamie.

JAMIE COOK:	Hi. Good evening.

PHIL ASHERMAN:	Good evening.

JAMIE COOK:	A couple of questions.

Just first, to be clear, you reiterated your guidance for 2009. I think you said, you know, we had another charge in South Hook. When you initially gave your guidance, what did you assume for charges, I guess, in South Hook? Because, you know, I guess the flip side of it is, even with charges, we’re doing better than — you know, we’re doing — you know, we’re within the range of guidance towards — and maybe even towards the upper end. So I’m trying to figure out what’s doing better at this —

PHIL ASHERMAN:	Well, the company is doing better, clearly. You know, when we provided the guidance at year’s end in that quarter, we provided you with the cost as we saw it for completion of South Hook at that time. Clearly, the additional cost of the project has been subject to some of the same cost impacts that we’ve had historically on that job as far as being able to get the work done productively and the amount of — and the estimate that we originally anticipated. But, again, we see that the project is coming to a close by the end of the year. We’ve got a little bit of work to do right after the first of the year, but we’re bringing that to a close. So our guidance —

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

JAMIE COOK:	But — but lets —

PHIL ASHERMAN:	— it only anticipated the cost that we saw at that particular time.

JAMIE COOK:	Okay. But just — I mean, is there any particular — let’s put South Hook behind us. Is there any particular segment or area that’s doing better, or is it just sort of across the board?

PHIL ASHERMAN:	Well, I think across the board, Jamie. I think, certainly, the surge of steel plate structure orders this year has been tremendous. Lummus Technology has been, as I said earlier, a steady, steady performer in terms of our income generation and the new award forecast, and CB&I Lummus, you know, has carried the weight of the South Hook charges, but, despite that, we’ve had some great opportunities in LNG, as demonstrated by peak shaver. And I think the story for CB&I Lummus is still in front of us in terms of the REFICAR refinery, the Kearl oil sands, and some other major projects that we have been anticipated for that organization.

RON BALLSCHMIEDE:	And that’s not a new story. I think if you look at our past four quarters, including the fourth quarter of last year and every quarter subsequently, while they all had some incremental charges on South Hook, the overall performance of all the other backlog has been outstanding and has led to the success that we talk about, which is, you know, the four best quarters in our history.

JAMIE COOK:	And then the other thing, you know, just in the quarter, you know, it sounds like, you know, you’ve done a good job each quarter of winning, you know, a good amount of sort of smaller projects. I think you said in this quarter, you know, you had a lot of smaller projects that maybe amounted to $400 million or something like that. So, I mean, what do you think, you know, how we should — how we should think about smaller projects on a run-rate basis, on a quarterly basis, and how do those projects — how do the margin profiles compare to some of the bigger, more higher profile ones that you’ve won recently?

PHIL ASHERMAN:	Yeah. We started talking about this at the beginning of the year, Jamie. As you recall, the key variables in our plan relative to new awards was not only the anticipation of the major awards towards the back end of the year that we’ve now experienced and are now anticipating but also making sure that we were able to retain the — as Ron characterized, the singles and the doubles; I call it the “underpinning of the company” — the smaller projects that aren’t necessarily announced but, in most quarters, range, as we’ve seen this quarter, from $400 million to half-a-billion plus as a run-rate going each consecutive quarter. Those are quick book and burn. They’re comprised of smaller steel plate structures, some of the water business that Lasse had referred to, the engineering assignments, procurement assignments that we see internationally. So I think any company in our industry would tell you that it’s that underpinning of work in some of their key markets that’s key to their success. So, as far as the margins, it varies, but we’ve seen the aggregate across all of our end markets still to maintain their 10 to 12 percent gross margin levels and actually perform quite well against that target.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

JAMIE COOK:	And then, sorry, one last follow-up. Just on the hiring front with some of the nice awards you had this quarter and what we will look forward to in the fourth quarter, maybe into early 2010, where is head count Q3 versus Q2, and what’s your expectation for 2010?

HIL ASHERMAN:	Well, head count, we’ve been in between. You know, that also includes direct hire, and we do a lot of that in the Middle East and elsewhere, so about a third of that typically represents the home office engineering core group that we have around the world. That is a percentage of our total head count. It shouldn’t change too much, vary too much. We’ve still got a lot of, I think, flexibility in most of our offices to be able to expand our work force.

Over this past year, where we needed to address cost, we did it at the variable cost line by reducing the number of agency employees in a few of the major centers, and so we still have that opportunity to increase head count as required, if the engineering work requires it. So we think we’re in pretty good shape as far as the resource demands going forward for these major projects.

JAMIE COOK:	Thanks. I’ll get back in queue.

PHIL ASHERMAN:	All right, Jamie. Thank you.

OPERATOR:	Your next question comes from the line of Graham Mattison with Lazard Capital.

GRAHAM MATTISON:	Hi. Good afternoon.

PHIL ASHERMAN:	Hello, Graham.

GRAHAM MATTISON:	Hi. Can you hear me?

PHIL ASHERMAN:	Yes, Graham. Can you hear us?

GRAHAM MATTISON:	Yeah. Can you hear me?

PHIL ASHERMAN:	Yes.

GRAHAM MATTISON:	Great. Thanks.

Just following up on the head count and looking at SG&A, which was down in the quarter and I heard mentioned you had some restructuring charges, as you look out going forward, will you see this ramping back up to levels that it was in 2008 with the new awards, or can you give us a sense of how to think about that?

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

PHIL ASHERMAN:	Well, there’s a couple dimensions of our business that aren’t always associated to direct labor or engineering head count, and we’ve also had some shop consolidations that we’ve achieved this year, in the U.S. particularly, and were able to consolidate those operations in our Island Park fabrication facility. Again, we’ve reduced the variable head count.

Again, we think that we have a lot of expansion capability, if we need it, in terms of our resources needed for these major projects. So we aren’t necessarily concerned. I don’t think you’re going to see our head count, with the exception of our direct labor, varying much from what you see, maybe an additional 500 to a thousand people per quarter, but that’s driven primarily by direct hire, direct labor.

RON BALLSCHMIEDE:	There’s a small variable component left in our S&A that, you know, with significant increased revenues, we’ll see something move, but I wouldn’t expect a huge dollar change, you know, in the next 12 to 15 months. I just don’t see the need.

PHIL ASHERMAN:	Yeah. Keep in mind, about half of our work has some reimbursable component, which you can align somewhat, I guess, with the assets, the reimbursable assets and the head count, but bear in mind we still do a lot of direct hire, fixed price work. So that could be a bit difficult as you’re looking at head count per dollar of revenue or whatever your metric that is you’re using. I’d be a little cautious around that.

GRAHAM MATTISON:	Great. That’s very helpful.

And then, on the U.S. refining market, you talked about this as being weak and still seeing that at that level. Do you get any sense that you’re beginning to see any type of pick-up in that market or the sort of long-term outlook improving on that?

PHIL ASHERMAN:	Why don’t I let Dan McCarthy answer that.

DAN McCARTHY:	Well, certainly, I think what’s encouraging is the recovery in gasoline demand, so that refinery operating rates are moving up. The other way to that, though, is that a lot of that is — you know, there’s a lot of ethanol now in the gasoline blend. So it’s not necessarily going to reach — we don’t see it returning quickly to the 2007-2008 levels.

GRAHAM MATTISON:	Okay. But just in terms of the amount of work out there for you guys, do you see that potentially picking up —

PHIL ASHERMAN:	No.

GRAHAM MATTISON:	next year to ‘11?

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

PHIL ASHERMAN:	You know, on the dollars and cents side, you know, what that translates to in days since the start of clean fuels for CB&I, that translated around 500, half-a-billion, $750 million of work, plus or minus, but — so we see, obviously, the absence of that is a concern over the next couple years, and we’ve been able to successfully offset that with our international presence. And, again, as I said, that serves us very well, but I think it’s going to be at least through next year and perhaps beyond before we see any return to some real viability in that market.

RON BALLSCHMIEDE:	Right. I would agree.

GRAHAM MATTISON:	Okay, great. Very helpful. I’ll jump back in queue. Thank you.

PHIL ASHERMAN:	All right, Graham. Thank you.

OPERATOR:	Your next question comes from the line of Andy Kaplowitz with Barclays Capital.

ANDY KAPLOWITZ:	Hello, Andy.

ANDY KAPLOWITZ:	Hello. Good evening, guys. Nice quarter.

Phil, your Steel Plate Structures business revenue dropped off a bit in 3Q versus 2Q, but that’s where all the bookings were or a lot of the bookings, this quarter, and you mentioned GASCO, you know, ramping up pretty quickly. So is this sort of the bottom in terms of revenue until we see a pretty quick ramp in CB&I Steel Plate Structures move on?

PHIL ASHERMAN:	Yeah. This is something we’re going to have a lot of dialogue, Andy, with you and the others because — and I think you may see this industry-wide, but the relationship between the backlog — the new awards, the backlog, and the revenue is going to be an interesting challenge to try to analyze and understand as we go forward, probably to at least to half of next year.

I’m assuming that — I believe it’s probably true that you’re seeing more than just CB&I experience a back-end surge, if you will, of new opportunities. At the same time, it’s compounded by the downward side of — and the completion of some major projects there in the industry, as well as CB&I.

So we’re going to have to be very clear at the year’s end — we’re doing this analysis now — of what we see going forward in terms of backlog revenue, but, obviously, our focus is on driving and increasing earnings potential on the backlog that we have. But you got engineering components. You’ve got revenue components from Steel Plate Structures. All of those things make an interesting mix, and we’re just going to have to try to be very clear on how those historic relationships look going into, I think, a different kind of mix for us in 2010 and beyond.

RON BALLSCHMIEDE:	And, Andy, the large — these large multi-year steel plate structure awards still have a relative lengthy start-up and, you know, ramp-up and ramp-down. So, while there’s a lot of activities going around in engineering and procurement activities, until you’re — just like the EPC job, until you have a lot of people on site, that’s when the revenue burn really starts to crank up.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

PHIL ASHERMAN:	That’s a good point.

ANDY KAPLOWITZ:	Okay. That’s totally fair, Ron.

And let me ask a question in sort of a different vein, then. You know, I know you don’t want to talk about 2010 in detail, but I guess the question I have is, assuming that you do get something, you know, in Cartagena, a decent sized contract, you know, at some point in the next quarter or two, your backlog is already rising. South Hook ends. Why would 2010 be, you know, flat or down versus 2009?

PHIL ASHERMAN:	Well, when you look at the income side or the margin side, you’ve got a couple of things working there. You’ve got some very large projects with some fairly longer rate — potential projects with some fairly long duration on engineering. You’ve got a greater mix of reimbursable work on major projects, which will be affecting that, plus the effect obviously of the other side of South Hook. And remember Peru is coming on the other side of that. Chile, which was under a billion dollar investment in the last few years, again, is on the other side of that. So you have all of those parts working in terms of how we view 2010. So we’re going through that analysis. I think it’s going to be important that we understand where we end up at the end of the year, relative to some of these new awards, and do a good job of assessing where those lines are going to intersect and how it’s going to affect our revenues and backlog going forward.

But I guess — I think the important thing is there, we’ve seen an opportunity to sustain margins in all of our business sectors and end markets, and so, as long as we can win this work, we’re pretty confident in our ability to drive earnings going forward.

ANDY KAPLOWITZ:	Is this fair to say, Phil, that you haven’t really seen the pricing pressure maybe that you expected if we sat here six months ago, you know, looking at most of your businesses?

PHIL ASHERMAN:	Well, there’s clearly pressure. We’ve seen new entrants into the market, as we’ve discussed, in some areas, particularly in the Middle East. We’ve seen other companies from other parts of the world become stronger and stronger competitors in many of the major markets we’ve seen. So that, you would assume is going to drive some pressure on margins, but I can’t say that it’s been as dramatic as perhaps we might have thought at the beginning of the year. We’ve been able to sustain, again, within that range that we talked about, I think, for the work that we’ve seen and the work that we do see in front of us.

ANDY KAPLOWITZ:	Okay. Thank you very much.

PHIL ASHERMAN:	Right.

OPERATOR:	Your next question comes from the line of Barry Bannister with Stifel Nicolaus.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

PHIL ASHERMAN:	Hello, Barry.

BARRY BANNISTER:	Hi. Nice quarter.

PHIL ASHERMAN:	Thank you.

BARRY BANNISTER:	The free cash flow year-to-date looks to be about $72 million, and your previous guidance was zero to negative 100. It looks like you’re beating that. So could you talk about that for a second?

PHIL ASHERMAN:	I’ll let Ron talk about the cash balance. As you know, we don’t guide the free cash flow, but I’ll let Ron talk about the cash position we’ve got.

RON BALLSCHMIEDE:	Yeah. I think that what we’ve talked about is that we anticipated unwinding the contract capital somewhere around $200 million for the year, and we’re pressing right along with that. We had one unwounded by $150 million so far this year.

Secondly, obviously, we are already at one of our lowest — well, our low end of net income guidance with a $1.30. Obviously, that was put together in a time of very uncertain markets with gas prices hovering around $30 — or oil price hovering around $30. So, you know, all of that expected beginning of the year, unwinding has certainly occurred. What was not clear at the front of the year is when these large jobs would come in and two large lump sum jobs came in, in the third quarter.

We expect more in the fourth quarter. So the outflow is easier to predict than the inflow is, I guess, the short version of that story. So I would expect the fourth quarter to look similar to the third.

BARRY BANNISTER:	Okay. And then you mentioned in your talk $6 million of non-core asset sales, and then you mentioned two $2 million restructuring charges and then another gap that sounded like it was attributable to South Hook. Would you just enumerate the total restructuring charges in the quarter to include related charges?

RON BALLSCHMIEDE:	Sure. In our other operating income line, it’s an income or credit this quarter of $1.4 — or 1 million 461. So that — that’s composed of a $6 million gain that’s in the CB&I Lummus sector and $2 million of severance in each of Steel Plate Structure and CB&I Lummus, and then some small items that are incorporated in technology. So that nets to the million-and-a-half dollars of upside on that.

BARRY BANNISTER:	There was no South Hook charge to speak of in the quarter?

RON BALLSCHMIEDE:	No South Hook charge in the quarter, it is included in gross profit. That was $17.9 million.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

BARRY BANNISTER:	Got it.

And then, lastly, Kitimat advantage — LNG and Shannon’s Hess — Hess’ Shannon plant in Ireland, LNG regas — one is liquefaction, one is regas — looked like very prospects for you and certainly elephant sized awards. Are those still prospects? Are they near term, and would they be cost-plus or a hybrid?

PHIL ASHERMAN:	I agree they are great prospects. They are still in development phase. We are not under contract to do either one. We clearly, as you know — there’s rarely a development of that size in LNG that we certainly don’t get a look at, but I would anticipate that work done in the U.K. area would have to be certainly on a cost reimbursable basis when it comes to the construction portion of the project. So it would be more of a hybrid project should we be awarded that project.

BARRY BANNISTER:	And just lastly — and I’ll get off — Golden Pass, are we going to complete that project at a loss, now that you’ve resumed work on it and it was previously a fixed price bid?

PHIL ASHERMAN:	We don’t anticipate that, Barry. The owners have come out with some announcements about their schedule, which we don’t take any issue with. We’ve gotten to the point where we’re accumulating significant quantities of material to start making some real progress. There are two components of getting cost reimbursed, as you know, for the hurricane damage at the project and re-estimating of the cost to complete primarily the labor for the remainder of the job. So I think the job is picking up traction as we speak, and we’re very encouraged by that.

BARRY BANNISTER:	Thank you.

PHIL ASHERMAN:	All right. Thank you.

OPERATOR:	Your next question comes from the line of Joe Gibney with Capital One Southcoast.

JOE GIBNEY:	Thanks. Good afternoon, everybody. Nice results.

PHIL ASHERMAN:	Thank you, Joe.

JOE GIBNEY:	Just a couple of follow-up questions.

One, on the CapEx side, you continue to reign in and spending pretty well here. You referenced $50 million for your total ‘09 CapEx, down a little bit from where we were out of the last quarter. Just general expectations and thoughts on next year, are we up, down, kind of direction where we stand here, and then how should we be thinking about tax in the next year as well?

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

RON BALLSCHMIEDE:	Yeah. I think CapEx for 2010 is not something we spent a lot of time pulling together yet, but I wouldn’t expect it to be dramatically different. The only thing that could drive that would be, you know, some growth opportunity that we would pursue of a yard outside of North America somewhere or something like that, but, otherwise, that $50 million run rate that we’re at this year is not an unusual run rate for the configuration of businesses that we have.

And — sorry. Your other question was?

JOE GIBNEY:	Tax, the tax expectation.

RON BALLSCHMIEDE:	Oh. Yeah. I would expect our tax rate to decline next year, back into its historical norm, that 32 to 36 percent rate, kind of in that range. The losses in the U.K. should cease, and with that, we’ll get back to the historical range that we’ve talked about.

JOE GIBNEY:	Okay. Phil, swinging around a little bit on opportunities for growth, you’ve certainly been pretty open about wanting to grow the business and pursue some opportunities, adding the nice PSA technology side here. You referenced some signs of traction on the nuclear side, one of the encouraging signs here domestically. Are there nuclear containment facility expansion things that you’re looking at? Just what are some other avenues of growth that you’re — they’re looking at that look palatable here in this market?

PHIL ASHERMAN:	Well, the comment I made as far as traction probably contains a bit of hope, and that the current administration, certainly the industry will gain additional traction to what we’ve experienced. We’re following through on the $300 million of new awards we received last year for containment vessels. I personally and we collectively would like to see an acceleration certainly of some of the nuclear sites. The ones that we had earmarked for those containment vessels certainly seem to be moving forward at a reasonable pace. So the word “traction” is fairly broad, but I think we would all like to see some acceleration, if you will, of the entire program.

JOE GIBNEY:	Okay, fair enough.

And, Lasse, this one question is for you. In terms of timing on some of the scope of work that you did bring into the backlog on the larger scale side, I know GASCO, in terms of time frame, you referenced it in your release running through into the third quarter of 2013, I believe. What is the expected time to complete as you look at Trans-Panama and you look at Gorgon?

PHIL ASHERMAN:	Well, those jobs, it depends — I mean, it truly depends on location and the number of tanks and the steel plate structure work, as in all of our sectors actually. Generally, they tend to have a — the tank work, a fairly short engineering duration, but, obviously, the larger the job, it could run a month before any major activity in the field, and anywhere from 24 to 36 months is an average as far as construction duration.

JOE GIBNEY:	Okay. Good deal. Appreciate it, guys. Nice results.

PHIL ASHERMAN:	Thank you.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

OPERATOR:	Your next question comes from the line of Avi Fisher with BMO Capital Markets.

PHIL ASHERMAN:	Hello, Avi.

AVI FISHER:	Hi. Good evening. Thanks for taking my question.

PHIL ASHERMAN:	Sure.

AVI FISHER:	Can you elaborate a little on the charges, why the charges of South Hook?

PHIL ASHERMAN:	Well, the charges are costs that were underestimated relative to the activities and labor that it’s taken us to complete start-up.

AVI FISHER:	Was it still associated with subcontracts and —

PHIL ASHERMAN:	Absolutely. I mean, the quantities are not the issue. Materials are not the issue. It’s the issue that has been plaguing the job since — for a long — for several quarters, and that the amount of productivity we can get and the lack of good working conditions that just inhibits the progress we would really like to get to where we can finish the job.

AVI FISHER:	Have you —

PHIL ASHERMAN:	But, again, that’s improving. We’re scaling back as we speak on the manpower required for the start-up. Again, hopefully, this will be one of the few times or last times we have to talk about the job, other than to congratulate the project team on building a well constructed operation.

AVI FISHER:	Does it have a longer tail than you expected at this point or —

PHIL ASHERMAN:	No. There was an announcement, I think, by the owner regarding start-up January. That’s not a surprise to us. The activities on site are really — are almost diminished to nothing over the holiday period because of weather, but we’re down to labor levels that are fairly minimal at this point. So there would be just some close-out type activities that we anticipate after January 1st.

AVI FISHER:	And, at this point, do the charges just kind of match the revenues on it at this point or not yet?

PHIL ASHERMAN:	Yes.

AVI FISHER:	Okay. And then is there any impact from the NRC decision on the containment vessel modifications on the AP1000?

PHIL ASHERMAN:	Not that I’m aware of. No, I have not been made aware of any impact.

AVI FISHER:	Do you have any — I mean, do you anticipate any, or would there be any? Do you have any ideas about that? Because you have — you have containment vessel contracts, and then the NRC came out and said there’s some structural design issues with it.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

PHIL ASHERMAN:	Yeah.

RON BALLSCHMIEDE:	We’re building it to Westinghouse design, and we haven’t — we haven’t changed.

AVI FISHER:	Okay. And, Ron, while I have you, my notes from the last quarter were the tax rate guidance of the 37 to 38 percent range. So it came in at 40 percent range. That’s which — was the increase solely associated with the charges to South Hook, the surprising charges to South Hook?

RON BALLSCHMIEDE:	Yeah. Those charges essentially don’t get a tax deduction. So that $17.9, $18 million falls right to the bottom line.

AVI FISHER:	Gotcha. I see. And like you said earlier, you’re looking to 32 to 36 percent rate next year in 2010?

RON BALLSCHMIEDE:	Yeah. Well, we haven’t done our new plan, but that’s our historical rate and one we would have without these U.K. project charges that we talked about. So that’s back to the norm.

AVI FISHER:	And, Ron, picking up on where Joe left off, why was there the decline in CapEx in the quarter?

RON BALLSCHMIEDE:	Oh, I think it’s just timing. As we come down from all of our large works, as I mentioned in my comments, that our large — less large awards were in the first half of 2007. So all those jobs are coming down, and from a construction equipment side, the large jobs aren’t starting out in the field for a couple more months or arguably quarters. So it’s just a lull in our activity and one that we expected to occur in the back half of this side — back half of this year. As these large jobs pick up, hopefully, we will have the equipment to use and, more importantly, have a rental market for unique pieces where we didn’t have those three years ago in a Dubai, major pieces of equipment.

AVI FISHER:	So we’re kind of in the handle of the barbell, so to speak, where we should see it pick up in the first half of 2010?

RON BALLSCHMIEDE:	I think that’s probably right.

AVI FISHER:	Okay. And, finally, how much longer should we anticipate restructuring charges? I mean, do —

RON BALLSCHMIEDE:	You know, there will be — there is a — you know, some of these, you have to — you can’t accrue. You have to pay as you go. So, as we speak, we have completely exited one of the facilities in the United States. The others are either going to be gone momentarily or in the fourth quarter. So, come fourth quarter, we’ll be finished.

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

AVI FISHER:	There will be some in 4Q, and then — and then finished beyond that?

RON BALLSCHMIEDE:	That’s correct.

AVI FISHER:	All right. Well, thanks for taking the questions.

OPERATOR:	Your next question comes from the line of John Rogers with D.A. Davidson.

PHIL ASHERMAN:	Hello, John.

JOHN ROGERS:	Hi. Good afternoon.

Two things, first of all, just in terms of the bookings that you’re expecting or the backlog you’re expecting to have at year end is still pretty wide range, and I just want to confirm that the range of potential bookings here just has to do with when the projects will come as opposed to whether they will come?

PHIL ASHERMAN:	Well, when we started off the year, it was a question of whether they will come, as you’ll recall.

JOHN ROGERS:	Yeah.

PHIL ASHERMAN:	I mean, we’ve had a lot of that conversation. In fact, all those slides that we’ve shown for the last three quarters or so regarding where the markets were and who our customers were, I mean, now we’re there. So it’s — now it’s a matter of timing. We still have to win them, obviously.

JOHN ROGERS:	Right.

PHIL ASHERMAN:	But the projects that we’ve talked about, that the owners have talked about, mentioning our name prominently, such as REFICAR and Kearl — and there are some other projects out there — plus the ones that are just pending or in bid, we feel pretty good that, certainly, they’re going to go forward. It’s just a matter of timing. I mean, we’re getting close to the end of the year, obviously, and bringing these major projects to a point where we’ll put them into backlog, that’s going to be the challenge.

JOHN ROGERS:	Okay. But, if we don’t see them fourth quarter, it seems like we probably should in, hopefully, early 2010? Is that fair?

PHIL ASHERMAN:	There’s no reason to believe that that won’t happen.

JOHN ROGERS:	Okay, okay.
And then, secondly, Phil, your comments on competition or on margins holding up better this year, is it a function of just the projects being there and your competition being less aggressive in pricing or —

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

PHIL ASHERMAN:	No, I can’t say that at all, John. As we’ve seen, particularly in the Middle East, there’s been some very aggressive pricing. I mean, we missed a project, a big tank farm in Jabail — that was some very aggressive pricing — while at the same time, we were able to sustain our margins at GASCO, and we’ve got a great relationship with that owner. And that certainly played into it as well. But I think across the board, I’ve not seen — we have not seen really the pressure that perhaps we had anticipated at the beginning of the year because of additional competition, reduced market opportunities, and the strengthening of some new entrants to many of our end markets.

JOHN ROGERS:	Okay.

PHIL ASHERMAN:	So, when we talk about the margin range of that 10 to 12 percent across the board, we still say that we feel that’s a pretty good range for us to operate in.

JOHN ROGERS:	But, as we started — just to be clear, as we started the year, you were under the expectation that we would possibly see some greater margin pressure than we’ve actually seen — or a greater pricing pressure, is that fair?

PHIL ASHERMAN:	That’s correct. That is very correct.

JOHN ROGERS:	Okay, okay.

PHIL ASHERMAN:	I mean, one could only assume that, given the variables that we saw at the beginning of the year —

JOHN ROGERS:	Yeah.

PHIL ASHERMAN:	— with the unknowns around the major projects and increased competition, but, again, we haven’t seen it so far.

JOHN ROGERS:	Okay.

PHIL ASHERMAN:	I think the real issue on the pricing side is not the margins, the contractor margins, but some of the pressure off the risk premiums and certainly the cost of construction, the cost of materials and major equipment. That’s really been the factor that’s accelerated these projects. The relatively thin percentage spread of margins among contractors isn’t really the issue on these projects.

JOHN ROGERS:	And, as you start into conversations now for capital spending plans by customers for 2010 and beyond, is there a push to get these projects going before costs —

PHIL ASHERMAN:	Well, I think —

JOHN ROGERS:	— rise or —

Exhibit 99.1
CB&I
Moderator: Philip Asherman
October 27, 2009/5:00 PM ET

PHIL ASHERMAN:	I think we’re in the middle of the push, John. I mean we had that concern certainly through midpoint of the year that these projects were going to get funded and approved and go forward; that customers were going to finish their revaluation, they were going to take advantage of certainly the new pricing realities out there in the supply market. So all those things are in play, and, obviously, the larger the project, the more complicated that gets.

But, in the Middle East, certainly we’ve seen, such as ADNOC and GASCO be very aggressive in terms of awarding, I think, $9 billion and certainly the refining expansion in Abu Dhabi. We’ve seen certainly in the Middle East very aggressive capital awards over there and certainly on the LNG work that we’re seeing in places like Australia and elsewhere and gas plant development and other projects, and the REFICAR project in Colombia certainly has moved towards — through the improvement cycle, and we’re just awaiting the notice to proceed and start ordering new equipment. These are major jobs, and they’ve all kind of backed up here on the last part of the year, but we feel pretty confident that we’ll have a pretty strong position on many of them.

JOHN ROGERS:	Okay. Thanks for your comments. I’ll get back in queue.

PHIL ASHERMAN:	Thanks, John.

OPERATOR:	Thank you.

We have reached the allotted time for questions. Mr. Asherman, do you have any closing remarks?

PHIL ASHERMAN:	Yeah, I do, Stephanie.
I apologize if there are a couple of you who weren’t given the opportunity to ask questions, but, as I stated earlier, we’re pleased by the results in the quarter and what we anticipate in terms of additional backlog by year’s end and into 2010.

While the absence of a major oil and gas infrastructure market in the U.S. continues to be a concern through at least the next year, our international presence and our ability to deploy technical and project resources anywhere in the world for the major projects that are being developed will continue to serve us well.

We look forward to next year with confidence and our ability to continue to win major new work, sustain the margin of performance of our projects, and continue to grow our company through targeted acquisitions and capitalizing on the talent of our people.

That will conclude our call, and thank you for joining us today.